Exhibit 99.1

Contact:

Rush Enterprises, Inc., San Antonio

Steven L. Keller, 830-626-5226

kellers@rushenterprises.com

Karen S. Konecny, 830-626-5102

konecnyk@rushenterprises.com

RUSH ENTERPRISES, INC. APPOINTS RAYMOND J. CHESS TO ITS BOARD OF DIRECTORS

SAN ANTONIO, Texas, January 2, 2014 — Rush Enterprises, Inc. (NASDAQ: RUSHA & RUSHB), which operates the largest network of commercial vehicle dealerships in North America, today announced that it has appointed Raymond J. Chess to serve on its Board of Directors.

Mr. Chess previously served as a Global Vehicle Line Executive for General Motors Co. (“GM”), where he was responsible for global, cross functional general management of the GM crossover market segment from 2009 to 2012. From 2001 to 2009, Mr. Chess was responsible for GM's commercial truck segment. Mr. Chess joined GM in 1980 and served in varying capacities, including Vehicle Line Executive, Vehicle Line Director, Chief Manufacturing Engineer, and General Superintendent for Manufacturing Engineering. Mr. Chess is currently a director of AMP Holdings, Inc. and sits on the advisory board of Productive Research LLC. Mr. Chess received a Bachelor of Science in Mechanical Engineering (with distinction) from Kettering University and an MBA from Indiana University.

“We welcome Ray as the newest member of our Board,” said W.M. “Rusty” Rush, Chairman, CEO and President of Rush Enterprises, Inc. “Ray brings a wealth of leadership experience and knowledge of the commercial vehicle market. His manufacturer’s perspective on various issues will be highly beneficial to the Company as we strive to maintain our position as the premier service provider to the commercial vehicle industry.”

Exhibit 99.1

About Rush Enterprises, Inc.

Rush Enterprises, Inc. is the premier service provider to the commercial vehicle industry and owns and operates the largest network of commercial vehicle dealerships in the United States, representing truck and bus manufacturers, including Peterbilt, International, Hino, Isuzu, Ford, IC Bus and Blue Bird. The Company's vehicle centers are strategically located in high traffic areas on or near major highways throughout the United States. These one-stop centers offer an integrated approach to meeting customer needs — from sales of new and used vehicles to aftermarket parts, service and body shop operations plus a wide array of financial services, including financing, insurance, leasing and rental. Rush Enterprises' operations also provide vehicle up-fitting, chrome accessories and tires. For more information, please visit www.rushenterprises.com.